UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 7, 2011

PEOPLES EDUCATIONAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50916	41-1368898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Market Street, Saddle Brook, NJ  07663
(Address of Principal Executive Offices)  (Zip Code)

Registrant’s telephone number, including area code: (201) 712-0090

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

(b)
Noncompliance with Continued Listing Rule.  On September 8, 2011, Peoples Educational Holdings, Inc. (the “Company”) notified The Nasdaq Stock Market that, as a result of the resignation of G. Thomas Ahern from the Board of Directors and the Audit Committee effective September 7, 2011 (see Item 5.02(b) below), the Company was not in compliance with one of the rules for continued listing on the Nasdaq Capital Market.  Following Mr. Ahern’s resignation, the Audit Committee consists of two members, John C. Bergstrom and James P. Dolan.  Nasdaq Rule 5605(c)(2)(A) requires that the Company must have an audit committee of at least three members, each of whom must be independent as defined in Rule 5605(a)(2) and must meet the other qualifications set forth in Rule 5605(c)(2)(A).  The Company is in the process of seeking a suitable candidate to be elected or appointed to the Board of Directors and the Audit Committee, and expects to regain compliance with the requirements of Rule 5605(c)(2)(A) before the expiration of the grace period contained in such rule.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(b)
Resignation of Director.  Effective September 7, 2011, G. Thomas Ahern, a member of the Board of Directors, resigned from the Board.  Mr. Ahern also resigned as a member of the Audit Committee of the Board of Directors.  Mr. Ahern resigned to focus his efforts on his primary business, and his resignation as a director was not related to any disagreement with the Company regarding any matter related to the Company’s operations, policies or practices.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEOPLES EDUCATIONAL HOLDINGS, INC. (Registrant)

By:	/s/ Brian T. Beckwith
Name: Brian T. Beckwith
Title: President and Chief Executive Officer

Date:  September 8, 2011